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                                                                     Exhibit 8.1

                       [Letterhead of McGuireWoods LLP]


                                January 9, 2001


Dominion Resources, Inc.
120 Tredegar Street
Richmond, VA 23219

Dominion Resources Capital Trust III
120 Tredegar Street
Richmond, VA 23219


                     Dominion Resources Capital Trust III
                            8.4% Capital Securities
               (Liquidation Amount $1,000 per Capital Security)

Ladies and Gentlemen:

     We have been requested, as your special tax counsel, to render federal tax advice in connection with the (i) Registration Statement on Form S-3 (File
No. 333-93187) (the "Registration Statement") filed by Dominion Resources, Inc. (the "Company"), Dominion Resources Capital Trust II ("Trust II") and Dominion Resources Capital Trust III ("Trust III") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the Company's Senior Debt Securities, Junior Subordinated Debentures, Trust Preferred Securities and Related Guarantee, Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units, from the sale of which the Company may receive proceeds of up to $4,500,000,000, to be offered from time to time by the Company on terms to be determined at the time of the offering and (ii) the issuance by Trust III and the Company of 250,000 8.4% Capital Securities (Liquidation Amount $1,000 per Capital Security) and $250,000,000 principal amount of 8.4% Junior Subordinated Debentures, respectively, as described in the Company's Prospectus, dated January 6, 2000 (the "Prospectus"), which is a part of the Registration Statement, and Prospectus Supplement, dated January 9, 2001 (the "Prospectus Supplement"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus Supplement.

     We have reviewed the discussion set forth in the Prospectus Supplement under the heading "United States Federal Income Tax Consequences" and hereby advise you
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that, we are of the opinion that under current United States federal income tax law, although such discussion does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities, (i) the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company, (ii) Trust III will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation and (iii) such discussion constitutes an accurate summary of the matters discussed therein in all material respects.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless we are specifically engaged to do so.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading "Legal Opinions" in the Prospectus Supplement and under the heading "Legal Opinions" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,

                                        /s/ MCGUIREWOODS LLP